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                                                                     EXHIBIT 11A

                        GATX CORPORATION AND SUBSIDIARIES

                    COMPUTATION OF BASIC NET INCOME PER SHARE

                     (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)


                                                  YEAR ENDED DECEMBER 31
                                            ---------------------------------
                                              2000        1999         1998
                                            -------      -------      -------
Average number of shares of
  common stock outstanding                     47.9         49.3         49.2

Income from continuing operations           $  30.8      $ 126.3      $ 114.2
Income from discontinued operations            35.8         25.0         17.7
                                            -------      -------      -------
Net income                                     66.6        151.3        131.9
Deduct - dividends paid and accrued on
   preferred stock                               .1           .1           .1
                                            -------      -------      -------

Net income, as adjusted                     $  66.5      $ 151.2      $ 131.8
                                            =======      =======      =======

Basic net income per share:
  Income from continuing operations         $   .64      $  2.56      $  2.32
  Income from discontinued operations           .75          .51          .36
                                            -------      -------      -------
Total basic net income per share            $  1.39      $  3.07      $  2.68
                                            =======      =======      =======


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